Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

November 26, 2008.

BARCLAYS

Advisor Solutions

Covered Call Notes on iShares® MSCI Emerging Markets Index Fund

Designed to provide investors with Notes linked to ETFs which have a return profile similar to a covered call position.

THE ETF

iShares® MSCI Emerging Markets Index Fund (EEM)

TERMS AND CONDITIONS

Barclays Bank PLC Issuer (Rated AA/Aa1)‡ Issue Date Dec 5, 2008 ‡‡ Initial Valuation Date Dec 2, 2008 ‡‡ Final Valuation date Jan 4, 2010 ‡‡‡ Maturity Date Jan 7, 2010 ‡‡‡ iShares® MSCI The ETF Emerging Markets

Index Fund (EEM) Denominations TBD

Initial Price TBD Final Price TBD

Call Premium % Range 23.4%—27.4%*

* The Call Premium will be determined on the Initial Valuation Date.

PORTFOLIO APPLICATION

Conservative or Moderate Emerging Market Equity

Very Bearish

May not be appropriate

Moderately Bearish

These investors may use the notes to provide a significant buffer against downside risk via the Call Premium.

Moderately Bullish

These investors may use the notes to ensure a fixed return if the ETF appreciates.

Very bullish

May not be appropriate.

KEY RISKS**

Return on the Notes is limited The Notes will not be listed on any stock exchange Credit risk of the issuer Principal at risk No interest or dividends The Notes are intended to be held to maturity

** Please refer to “Selected Risk Considerations” in the free writing prospectus previously filed with the SEC

HYPOTHETICAL EXAMPLES: NOTE PERFORMANCE AT MATURITY

Scenario 1: ETF appreciates***

If, at maturity, the ETF appreciates, then an investor would receive their initial investment plus the call premium percentage (which is assumed to be 23.4%).

23.4%

Call Premium %

Total return is 23.4%

Initial investment Payment at maturity

Scenario 2: ETF depreciates less than call premium percentage***

If, at maturity, the ETF depreciates less than the call premium percentage (23.4% in this example), then an investor would receive more then their initial investment.

23.4%

Call Premium %

Total return is positive but less than 23.4% and exceeds ETF return by 23.4%

Initial investment Payment at maturity

Scenario 3: ETF depreciates equal to call premium percentage***

If, at maturity, the ETF depreciates equal to the call premium percentage (23.4% in this example), then an investor would receive an amount equal to their initial investment.

Call Premium %

23.4%

Total return is zero and exceeds ETF return by 23.4%

Initial investment Payment at maturity

Scenario 4: ETF depreciates more than call premium percentage***

If, at maturity, the ETF depreciates by more than the call premium percentage (23.4% in this example), then an investor would receive less then their initial investment.

Call Premium % 23.4%

Total return is negative and exceeds ETF return by 23.4%

Initial investment Payment at maturity

***These examples are for illustrative purposes only and do not constitute a guarantee of return or performance

BARCLAYS

Advisor Solutions

Covered Call Notes on iShares® MSCI Emerging Markets Index Fund

‡ The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.

‡‡ Expected. In the event that we make any change to the expected Initial Valuation Date and the Issue Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of each such Note remains the same.

‡‡‡ Subject to postponement in the event of a market disruption as described under “Market Disruption Events” in the free writing prospectus.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-4 of the free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that the free writing prospectus is truthful or complete. Any representation the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

The indices referenced in this document that are not in any way affiliated with the Barclays Group and the owners of those indices and their affiliates take no responsibility for any of the content within this document. This document is not sponsored, endorsed, or promoted by any of these entities or their affiliates and none of these entities make any representation or warranty, express or implied, to any member of the public regarding the accuracy of the information cited in this document

© 2008, Barclays Bank PLC (All rights reserved).